MIDDLESEX WATER COMPANY NAMES JAY L. KOOPER

VICE PRESIDENT, GENERAL COUNSEL AND SECRETARY

ISELIN, NJ, March 12, 2014 Middlesex Water Company (NASDAQ:MSEX) has named Jay L. Kooper to the position of Vice President, General Counsel & Secretary, effective March 17, 2014.

Mr. Kooper brings 15 years of experience representing electric, gas, water, wastewater, telephone and cable companies as well as municipalities and private clients before 15 state public utility commissions and legislatures, federal agencies and federal and state appellate courts. He most recently served as Director of Regulatory Affairs for Hess Corporation. Mr. Kooper also served as President of the Retail Energy Supply Association, a national trade association of competitive retail energy suppliers. Prior employment includes service as an associate in the Public Utilities Law Practice Group with Wilentz, Goldman & Spitzer, P.A. and as Energy Policy Attorney with the New York City Economic Development Corporation.

"We are delighted to welcome Jay to our team,” said Dennis W. Doll, Middlesex Water Chairman, President and Chief Executive Officer. “His diverse background is a tremendous complement to the broad-based backgrounds and skills of our executive team. We look forward to Jay playing a valuable role in our Company’s continued growth and success,” added Doll.

Mr. Kooper’s affiliations include the New Jersey State Bar Association’s Public Utility Law Section, the Energy Bar Association, and the New York City Energy Policy Task Force. He received his Juris Doctor from George Washington University Law School and is a graduate of Emory University with a B.A.in Political Science and History.

Mr. Kooper succeeds Kenneth J. Quinn who held the position for twelve years before retiring on March 1, 2014.

About Middlesex Water Company

Middlesex Water Company, organized in 1897, provides regulated and unregulated water and wastewater utility services in New Jersey, Delaware and Pennsylvania through various subsidiary companies. For additional information regarding Middlesex Water Company, visit the Company's Web site at www.middlesexwater.com or call (732) 634-1500.

Contact:

Bernadette Sohler, Vice President – Corporate Affairs

Middlesex Water Company

www.middlesexwater.com

1500 Ronson Road

Iselin, New Jersey 08830

Phone: (732) 638-7549